Exhibit 99.2

Investor Fact Sheet NYSE: NJR

NJR CONTACTS:
DENNIS R. PUMA, DIRECTOR, INVESTOR RELATIONS	732-938-1229
GLENN C. LOCKWOOD, EXEC. VICE PRESIDENT & CHIEF FINANCIAL OFFICER	732-938-1491

October 24, 2012

NEW JERSEY BOARD OF PUBLIC UTILITIES APPROVES NATURAL GAS COMPANY’S “SAFE” FILING

On October 23, 2012, New Jersey Natural Gas Company (NJNG), the principal subsidiary of New Jersey Resources Corporation (NJR), received approval from the New Jersey Board of Public Utilities (BPU) to implement its Safety Acceleration and Facility Enhancement (SAFE) program. Through SAFE, NJNG will invest $130 million over the next four years to replace 276 miles, or approximately 50 percent, of the cast iron and unprotected steel mains and associated services in its delivery system.

Over time, these facilities become more susceptible to corrosion and leaks, and currently account for over 95 percent of all leaks found on NJNG’s system, excluding third-party damage. NJNG has been routinely addressing the replacement of these facilities through its annual capital construction plan. The accelerated replacement of these facilities is consistent with the state’s Energy Master Plan and its emphasis on natural gas infrastructure investment as a pathway to lower energy costs and enhance energy security.

The SAFE program also has the potential to have a significant impact on New Jersey’s economy. According to a study conducted by the Rutgers University Bloustein School of Planning and Public Policy, for every million dollars spent on infrastructure construction projects by NJNG, 10.2 jobs are created. Utilizing this formula, it is projected that the SAFE program could create approximately 1,325 direct and indirect jobs, as well as $100 million in gross state product.

CAPITAL INVESTMENT COSTS

Capital investment costs will consist of all prudently incurred capital expenditures associated with the projects; actual costs of engineering, design and construction, including actual labor, materials and overheads. Expected capital investment by year is listed below.

Fiscal Year	Estimated Capital Expenditures (millions)
2013	$32.5
2014	$32.5
2015	$32.5
2016	$32.5

Total	$130.0

NJNG will seek to recover these costs with a weighted average cost of capital (WACC) of 6.9 percent calculated as follows:

	Amount $000	Ratios	Cost Rate	Weighted Cost Rate
Long-term Debt	$51,180	39.37%	4.10%	1.61%
Short-term Debt	8,680	6.68%	1.00%	0.07%
Customer Deposits	590	0.45%	0.13%	0.00%
Common Equity	69,550	53.50%	9.75%	5.22%

Total	$130,000	100.00%		6.90%

The agreed upon equity rate for SAFE is 9.75 percent with a 53.5 percent equity ratio, compares with a 10.3 percent equity rate with a 51.3 percent equity ratio in NJNG’s last base rate case.

ACCOUNTING TREATMENT AND REGULATORY TIMELINE

As has been the practice in the previously approved AIP projects, and consistent with regulatory accounting practices, NJNG has received authorization to accrue an Allowance for Funds Used During Construction or AFUDC on SAFE capital expenditures.

NJNG will provide a list of SAFE projects to be addressed each year for the BPU and Rate Counsel, with the first to be provided within 90 days of the Board Order. Anticipated work schedules will be filed on or about October 1st for each subsequent year the SAFE program is in effect.

These investments will be subject to review in NJNG’s next base rate case, which NJNG has agreed will be filed no later than November 2015.

RATE IMPACT

Customer rates will not be impacted until NJNG’s next base rate case, which will be filed by November 2015.

ABOUT NEW JERSEY RESOURCES

New Jersey Resources, a Fortune 1000 company, provides safe and reliable natural gas and renewable energy services, including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With $3 billion in annual revenues, NJR safely and reliably operates and maintains 6,800 miles of natural gas transportation and distribution infrastructure to serve half a million customers; develops and manages a diverse portfolio of 1.5 Bcf/day of firm transportation and over 62.1 Bcf of firm storage capacity; offers low-carbon, clean energy solutions through its commercial and residential renewable energy programs and provides appliance installation, repair and contract service to nearly 150,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njresources.com, “Like” us at facebook.com/NewJerseyNaturalGas or follow us on Twitter @NJNaturalGas and download our free NJR investor relations app for iPad.

FORWARD LOOKING STATEMENTS

This investor fact sheet contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Certain statements contained in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. “Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should,” “will” and similar expressions may identify forward-looking information and such forward-looking statements are made based upon management’s current expectations and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on NJR will be those anticipated by management.

FOR FURTHER INFORMATION CONTACT:

Dennis R. Puma, Director, Investor Relations, 732-938-1229

dpuma@njresources.com

Glenn C. Lockwood, Executive Vice President and Chief Financial Officer, 732-938-1491

gclockwood@njresources.com

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